[1.]PURPOSE
This Policy sets forth the specific requirements relating to the trading of securities of AIG Parent and those of any other company. The purpose of this Policy is to promote compliance with securities laws and regulations prohibiting insider trading activities and to provide guidance on the proper procedures for permitted trading activities.
This Policy may be supplemented by Standards, Procedures, Guidelines or other policy-related documents, in which case this Policy must be read in conjunction with them, see Related Information.
Defined terms in this Policy are capitalized and defined at the end of the document, see Glossary.
[2.] SCOPE
This Policy applies to “Covered Persons,” defined as all Employees of AIG and members of the Board of Directors of AIG Parent. This Policy also applies to any Immediate Family Member(s) of and entities controlled by Covered Persons, as described in Section 3.2.1.
Covered Persons may be subject to additional insider trading Policies or codes of ethics of AIG’s Business Units or subsidiaries that relate to trading in securities. These Policies or codes may include pre-clearance and reporting obligations that are not included in this Policy. Covered Persons must comply with both this Policy and the Policies or codes of the subsidiaries to which they are subject.
[3.]POLICY STATEMENT AND REQUIREMENTS
3.1Roles and Responsibilities
3.1.1Covered Persons
Covered Persons are responsible for reading, understanding, and complying with the requirements in this Policy.
3.1.2Corporate Secretary
The Corporate Secretary and/or his or her delegate(s) own this Policy.

3.2Minimum Requirements
3.2.1Prohibition Against Unlawful Insider Trading in AIG Parent Securities and the Securities of Any Other Entity
3.2.1.1Trading in AIG Parent Securities
No Covered Person may engage in any transaction in AIG Parent securities, including common stock, debt securities and any other type of securities that AIG Parent may issue, if such Covered Person is in possession of Material, Nonpublic Information (see Glossary) relating to AIG.
3.2.1.2Trading in Securities of Entities Other than AIG Parent
No Covered Person may engage in any transaction involving the purchase or sale of any securities of another entity, directly or indirectly, if such Covered Person is in possession of Material, Nonpublic Information about that entity obtained in the course of employment by the Company or service as a Director of AIG Parent.
3.2.1.3Prohibition on “Tipping”
When a Covered Person is in possession of Material Nonpublic Information or confidential information about AIG, or about any other entity if such information was learned in the course of employment with or service as a Director of AIG Parent, the Covered Person may not pass (or “tip”) that information to others or recommend to anyone the purchase or sale of the relevant securities.
3.2.1.4Applicability to Family Members and Controlled Entities
The restrictions set forth in this Policy also apply to any Immediate Family Member(s) (see Glossary) residing with a Covered Person, as well as any account under the control of the Covered Person or such Immediate Family Member(s) or any partnership, trust or other entity controlled by the Covered Person or such Immediate Family Member(s).
3.2.1.5Post-Termination Transactions
Covered Persons are reminded that trading in the securities of any company while in possession of Material, Nonpublic Information obtained in the course of employment by the Company or service as a Director of AIG Parent, even if the transaction occurs after leaving such employment or service as a Director of AIG Parent, is prohibited by U.S. federal securities laws.

3.2.2Position-Based Restrictions
3.2.2.1Window Periods
Quarterly Window Periods, the periods of time designated for trading by Directors of AIG Parent, Designated Officers and Access Persons, are listed in the table below.

Calendar Quarter	Window Period begins on:	Window Period ends at the close of regular way trading on:
First quarter	the later of (i) one full trading day after the release of prior quarter earnings and (ii) four trading hours after completion of any earnings conference call	March 15*
Second quarter	Same as above	June 15*
Third quarter	Same as above	September 15*
Fourth quarter	Same as above	December 15*
* If any day on which a Window Period ends is not a trading day, then the Window Period will terminate on the trading day immediately preceding such day.
3.2.2.2Directors of AIG Parent and Designated Officers
Pre-Approval of Transactions in AIG Parent Securities. Any transaction in AIG Parent securities by a Director of AIG Parent or a Designated Officer (see Glossary) must be pre-approved. AIG is under no obligation to approve a trade and may determine not to permit the trade for any reason. A request for pre-approval should include (1) a description of the security, (2) the amount to be traded, (3) a brief description of the transaction type (i.e., buy or sell) and (4) a statement confirming that the requesting person is not in possession of Material, Nonpublic Information and should be submitted at least two trading days in advance of the proposed transaction as follows:

•Directors of AIG Parent and executive officers subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) should (a) submit the pre-approval request via email to AIG’s General Counsel or Corporate Secretary, with copy to [intentionally omitted] or (b) submit an electronic request via a link on the Company’s intranet site.

•All other Designated Officers should (a) submit a pre-approval request to [intentionally omitted] or (b) submit an electronic request via a link on the Company’s intranet site.

Pre-approval to transact in AIG Parent securities will generally be provided for two trading days, including the day on which pre-approval is granted, unless otherwise noted in such pre-approval. Pre-approval does not constitute legal advice, does not constitute confirmation that you do not possess Material, Nonpublic Information and is not a legal right to trade in AIG Parent securities.

Window Periods. Any transaction by a Director of AIG Parent or Designated Officer that has been pre-approved shall be effected only during a Window Period (see Section 3.2.2.1). Even during Window Periods, Directors of AIG Parent and Designated Officers may not engage in any transaction in AIG Parent securities while in possession of any Material, Nonpublic Information.

Special Blackouts. No Director of AIG Parent or Designated Officer may engage in any transaction in AIG Parent securities during any special blackout period determined from time to time by AIG’s General Counsel or Corporate Secretary. AIG will announce a special blackout period by written notice sent by AIG’s General Counsel or Corporate Secretary, which may be by email, to all affected Directors of AIG Parent and Designated Officers. No Covered Person may disclose to a third party that any special blackout period has been determined.

Section 16. Directors of AIG Parent and executive officers are subject to the reporting and short swing profit recovery provisions of Section 16 of the Exchange Act and must comply with the applicable reporting requirements and avoid engaging in short swing transactions.

Documentation of Pre-Approvals. A list of all pre-approvals granted to Directors of AIG Parent and Designated Officers shall be maintained by AIG’s Corporate Secretary (or a designee thereof).
3.2.2.3Access Persons
Window Periods. All transactions in AIG Parent securities by an Access Person (see Glossary) shall be effected only during Window Periods. Even during Window Periods, an Access Person may not engage in any transaction in AIG Parent securities while in the possession of any Material, Nonpublic Information.

Special Blackouts. No Access Person may engage in any transaction in AIG Parent securities during any special blackout period that AIG’s General Counsel or Corporate Secretary shall determine to be applicable to such Access Person. AIG will announce a special blackout period by written notice sent by AIG’s General Counsel or Corporate Secretary, which may be by email, to all affected Access Persons. No Access Person may disclose to a third party that any special blackout period has been determined.
3.2.2.4Other Covered Persons
When engaging in the purchase or sale of AIG Parent securities, any person who is not a Designated Officer, Director of AIG Parent or Access Person must comply with all restrictions set forth in this Policy and the Policies or codes of the Business Units or subsidiaries to which they are subject unless the restriction applies only to Directors of AIG Parent, Designated Officers and/or Access Persons.

3.2.3Prohibited Transactions
3.2.3.1Short Sales
No Covered Person shall, directly or indirectly, sell any AIG Parent equity security if the Covered Person selling the security (1) does not own the security sold (a “short sale”), or (2) owns the security, but does not deliver it against such sale (a “short sale against the box”). Short sales and short sales against the box are prohibited even during Window Periods.
3.2.3.2Hedging and Derivatives
No Covered Person shall engage in any hedging transactions with respect to any AIG Parent security, including trading in any derivative security relating to AIG Parent securities. In particular, other than pursuant to an AIG compensation or benefit plan or dividend distribution, no Covered Person may acquire, write or otherwise enter into an instrument that has a value determined by reference to AIG Parent securities, whether or not the instrument is issued by AIG. Examples include put and call options, forward contracts, collars and equity swaps relating to AIG Parent securities.
3.2.3.3Pledging and Margin Accounts
Subsequent to the issuance date of this Policy, no Director of AIG Parent or executive officer subject to Section 16 of the Exchange Act may use AIG Parent securities to support a margin debit, loan or other extension of credit or pledge AIG Parent securities at any time. No Covered Person may use AIG securities to support a margin debit or pledge AIG securities at any time when the Covered Person is in possession of material, nonpublic information or is otherwise not permitted to trade in AIG securities. Covered Persons should be aware that the sale of margined AIG securities while in possession of material nonpublic information could constitute a violation of the securities laws and this Policy.
3.2.4Permitted Conduct with Certain Limitations
3.2.4.1Limit Orders.
Any limit order with respect to any AIG Parent security placed by a Director of AIG Parent, Designated Officer or Access Person extending more than one trading day must terminate no later than two business days after such order is placed.
3.2.4.2Managed or Discretionary Accounts.
Use by a Covered Person of a managed or discretionary account with a third-party broker-dealer is permitted under this Policy only if the broker-dealer arrangement is AIG-sponsored or the third-party broker-dealer is precluded from making any purchases or sales in AIG Parent securities.
3.2.4.3Option Exercises by Directors of AIG Parent, Designated Officers and Access Persons.
During a Window Period, Directors of AIG Parent, Designated Officers and Access Persons are permitted to exercise their options with respect to AIG Parent common stock provided that any such exercise is permitted under Sections 3.2.1, 3.2.3, 3.2.4 and 3.2.5 of this Policy. For Directors of AIG Parent and Designated Officers, such exercises are subject to pre-approval under Section 3.2.2.2.

Outside of a Window Period, Directors of AIG Parent, Designated Officers and Access Persons are permitted to exercise an option only for cash where no shares are sold (or withheld by AIG) to fund the exercise price or pay taxes. In addition, outside of a Window Period, Directors of AIG Parent, Designated Officers and Access Persons are permitted to exercise an option on its expiration date where no shares are sold directly or indirectly into the public market, other than (1) shares withheld by AIG to pay the exercise price or satisfy tax withholding obligations or (2) the payment of the exercise price with shares attested to as owned by the Director of AIG Parent, Designated Officer or Access Person exercising such option.
3.2.4.4Restricted Stock Units.
Directors of AIG Parent, Designated Officers and Access Persons shall satisfy any tax withholding obligation with respect to restricted stock units that vest outside of a Window Period by either using cash to pay taxes or having shares withheld by AIG to satisfy the tax withholding obligation.
3.2.4.5401(k) Plan.
For purposes of this Policy, the AIG stock fund and the AIG warrant fund shall be considered AIG Parent securities and transactions involving the AIG stock fund or the AIG warrant fund are subject to the restrictions in this Policy, except as expressly set forth in this paragraph. Each of the following actions may be taken by a Designated Officer or Access Person only during a Window Period and is not subject to pre-approval under Section 3.2.2.2 of this Policy: (1) making an intra-plan transfer of an existing account balance out of the AIG stock fund or the AIG warrant fund; (2) borrowing money against the 401(k) plan account if the loan will result in the liquidation of some or all of the AIG stock fund balance or the AIG warrant fund balance; or (3) pre-paying a loan from the 401(k) plan if the pre-payment will result in allocation of loan proceeds to the AIG stock fund or the AIG warrant fund.
3.2.4.6Gifts.
For purposes of this Policy, gifts of AIG Parent securities will be treated as sales of AIG Parent securities. In the case of Directors of AIG Parent, Designated Officers and Access Persons, the making of gifts of AIG Parent securities shall occur only during Window Periods and is not subject to pre-approval under Section 3.2.2.2 of this Policy. Gifts made by Directors of AIG Parent and executive officers subject to Section 16 of the Exchange Act must be reported to AIG’s General Counsel or Corporate Secretary at least two business days in advance of such transaction.
3.2.4.7Other Purchases or Sales.
For purposes of this Policy, a transfer of AIG Parent securities to a so-called “exchange fund” will be treated as a sale of AIG Parent securities. Purchase or sale transactions in any publicly-traded mutual fund, including an exchange-traded fund, will not be treated as a purchase or sale of AIG Parent securities.

3.2.4.8Transfers Between Personal Accounts.
For purposes of this Policy, Directors of AIG Parent, Designated Officers and Access Persons may transfer AIG Parent securities from one account to another account at any time, including outside of a Window Period, and with respect to Designated Officers and Directors of AIG Parent, without obtaining pre-approval, provided that the account from which the securities are transferred and the account to which securities are transferred are in the exact same names and no other person has an interest in either account. Transfers to joint accounts are subject to the position-based restrictions in Section 3.2.2.
3.2.510b5-1 Plans

Other than as described above with respect to participation in the AIG Employee Stock Purchase Plan, purchase or sale plans that contemplate the periodic purchase or sale of AIG Parent securities and that are designed to comply with Rule 10b5-1(c) of the Exchange Act are not permitted unless approved by the Board of Directors of AIG Parent.
3.2.6Third Parties
Employees and Directors of AIG Parent are responsible for ensuring that Immediate Family Members comply with relevant portions of this Policy as outlined above.
[4.]CONTACT INFORMATION
Questions relating to this Policy should be addressed to the AIG Trading Pre-Approval email inbox at [intentionally omitted]. Employees may also ask questions, raise concerns or report instances of potential non-compliance with this Policy by contacting any of the following:
AIG’s Global Compliance Group at [intentionally omitted].
AIG Compliance Help Line at [intentionally omitted]. Communications to the Help Line may be made anonymously, subject to local laws.
AIG prohibits retaliation against any Employee for making a good faith report of actual or suspected violations of laws, regulations, or this Policy.
Requests for exceptions to certain provisions of this Policy shall be submitted to AIG’s General Counsel or Corporate Secretary. Such exceptions (including approval of plans that are designed to comply with 10b5-1(c) of the Exchange Act) will be granted only upon demonstration of extraordinary circumstances. No exception will be valid until the receipt of written approval of such exception.
Failure to comply with this Policy may subject Covered Persons to sanctions, including dismissal, regardless of whether the failure to comply with this Policy results in a violation of law. In addition, Covered Persons who engage in unlawful insider trading may be subject to substantial civil and criminal penalties and may expose AIG to potential liability.
[5.]RELATED INFORMATION
Corresponding Policies, Standards, Procedures, Guidelines or other documents
oN/A

Forms/Appendices
oAccess Persons Criteria
[6.]GLOSSARY
For purposes of this Policy, the following definitions apply:

American International Group, Inc. /AIG / Company - These terms refer to American International Group, Inc. and its consolidated subsidiaries.

Access Persons - “Access Persons” are Employees who meet the criteria set forth in the Access Persons Criteria.

AIG Parent - AIG Parent refers solely to American International Group, Inc., and not to any of its consolidated subsidiaries.

Business Unit - Any individual business division, unit, segment, subsidiary or collection thereof of AIG that is intended to generate revenue as a profit center.

Covered Person – Covered Persons are all Employees of AIG and members of the Board of Directors of AIG Parent.

Designated Officers – All vice presidents or more senior officers of AIG Parent (as appointed by the Board of Directors of AIG Parent) shall each be considered a “Designated Officer.”

Employee - A full-time or part-time employee, eligible for some or all benefits and paid on an AIG payroll. This includes internal agents and interns/trainees or apprentices who are paid on an AIG payroll.

Guidelines - Guidance or recommended best practices that: 1) support implementation or interpretation of policy requirements; or 2) address areas not covered by existing policy documents.

Immediate Family Member(s) - Immediate Family Member(s) include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, any adoptive relationships and anyone else who is materially dependent upon a Covered Person for financial support.

Material Information - Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security should be considered material. Material Information can be positive or negative. When in doubt, Covered Persons should treat nonpublic or confidential information as material. Examples of potentially Material Information include:
quarterly and year-end earnings and significant changes in financial performance, outlook or liquidity;
changes in credit ratings or outlook;
projections that significantly differ from external expectations or changes to previously announced earnings guidance;
stock splits, public or private securities offerings, or changes in dividend policies or amounts;
significant developments involving corporate relationships;
news of a pending or proposed merger, acquisition or divestiture;
actual or threatened major litigation or developments relating to or the resolution of such litigation;
events having a significant regulatory effect or involving significant regulatory intervention;
occurrence of a significant cybersecurity incident;
events that may result in the creation of a significant reserve or write-off or other significant adjustment to the financial statements; and
significant changes in the Board of Directors or senior management.

Nonpublic Information - Nonpublic Information is information that is not generally known or available to the public. Information becomes public when disclosed to achieve broad dissemination to the investing public generally, without favoring any special person or group, and there has been adequate time for the public to digest that information.

Examples of broad dissemination include press releases, filings with the U.S. Securities and Exchange Commission and meetings, conference calls or webcasts that are publicized and open to the public.

Policy - Formal statements of principles or rules that explain legal, regulatory and/or organizational requirements and that regulate organizational actions and employee conduct (what can and cannot be done, as well as what decisions or activities are appropriate).

Procedures - Steps (sequence of actions and instructions) necessary or that help to implement and/or support policy requirements.

Standards - Detailed requirements that support a Policy, including what is required to comply/follow the principles or rules set out in a Policy.